Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Energy XXI Gulf Coast, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 22, 2017, except for Note 2, as to which the date is March 21, 2018, relating to the consolidated financial statements of Energy XXI Gulf Coast, Inc. and subsidiaries (“EGC”) as of and for the end-of-day December 31, 2016 and the financial statements of the predecessor to EGC, Energy XXI Ltd and subsidiaries, for the six month transition period ended December 31, 2016, and for each of the two years in the period ended June 30, 2016, appearing in EGC’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Houston, Texas

May 17, 2018